Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
PEGASUS MEDICAL HOLDINGS, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

ARTICLE I.

The name of the Company is Pegasus Medical Holdings, Inc. (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV.

The name and mailing address of the incorporator are as follows:

James Ballard
One Embarcadero Center
Suite 400
San Francisco, CA  94111

ARTICLE V.

The total number of shares of stock that the Company shall have authority to issue is 12,000,000, consisting of 12,000,000 shares of common stock, 0.00001 par value per share (the “Common Stock”).

No stockholder of the Company shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Company, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Company now or hereafter authorized.
Certificate of Incorporation

The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders.  No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law ("CGCL").  During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VII.

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VIII.

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Certificate of Incorporation

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.  The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

ARTICLE IX.

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
Certificate of Incorporation

ARTICLE X.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

* * *

I, the undersigned, as the sole incorporator of the Company, have signed this Certificate of Incorporation on December 20, 2018.

James Ballard
Incorporator

CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION OF PEGASUS MEDICAL HOLDINGS, INC.

Pegasus Medical Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies  as follows:

1.          This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on December 20, 2018 (the “Certificate of Incorporation”).

2.	The Certificate of Incorporation is hereby amended as follows:

The text of Article X is deleted in its entirety and replaced with the following:

“Article X.

Unless the Company consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).

Notwithstanding the foregoing, unless the Company consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware or such federal court having jurisdiction over such matter shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint, action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article X.”

3.          This amendment was duly adopted in accordance with the provisions of Sections 228  and 242 of the General Corporation Law of the State of Delaware.

4.          All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment  to be signed by Richard Clifford Wheeless, III, its Chief Executive Officer, a s o f June 10, 2021.

By: /s/ Richard Clifford Wheeless, III
Name: Richard Clifford Wheeless, III
Title: Chief Executive Officer